Exhibit 5.2
[Letterhead of Hogan & Hartson LLP]
June 20, 2007
The Board of Directors
Webster Financial Corporation
145 Bank Street
Waterbury, Connecticut 06702
Ladies and Gentlemen:
     We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Corporation”), and Webster Capital Trust IV, a Delaware statutory business trust of which the Corporation is sponsor (the “Trust”), in connection with their Registration Statement on Form S-3ASR (File Nos. 333-143668 and 333-143668-01) (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the proposed public offering and issuance by the Trust of $200,000,000 aggregate liquidation amount of 7.65% Fixed to Floating Rate Trust Preferred Securities (the “Trust Preferred Securities”) to be guaranteed by the Corporation as to the payment of accumulated and unpaid distributions thereon, redemption price thereof, and liquidation distribution thereon, in each case, to the extent that the Trust has funds (or in the case of liquidation, remaining assets for distribution) on hand available therefor (the “Guarantee”), as and to the extent provided in the Guarantee Agreement (as defined below). In connection with the Trust Preferred Securities and the Guarantee, it is also contemplated that the Trust will purchase from the Corporation $200,010,000 aggregate principal amount of the Corporation’s 7.65% Fixed to Floating Rate Junior Subordinated Notes (the “Junior Subordinated Notes”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the preliminary prospectus included as part of the Registration Statement (the “Prospectus”).
     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	Executed copy of the Registration Statement (including the Prospectus).

2.	The Second Restated Certificate of Incorporation of the Corporation, as amended, as certified by the Secretary of State of the State of Delaware on the date hereof and as certified by the Secretary of the Corporation on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Corporation, as certified by the Secretary of the Corporation on the date hereof as being complete, accurate and in effect.

The Board of Directors
Webster Financial Corporation
June 20, 2007

4.	Executed copy of the Junior Subordinated Indenture, dated as of June 20, 2007 (the “Base Indenture”), between Corporation and The Bank of New York, as Trustee (the “Indenture Trustee”), and executed copy of the First Supplemental Indenture, dated as of June 20, 2007 (the “First Supplemental Indenture”), between Corporation and the Indenture Trustee, with respect to the Junior Subordinated Notes (the Base Indenture collectively with, and as supplemented by the First Supplemental Indenture, the “Indenture”).

5.	Executed copy of the Guarantee Agreement, dated as of June 20, 2007 (the “Guarantee Agreement”), between the Corporation and The Bank of New York, as Guarantee Trustee (the “Guarantee Trustee”) with respect to the Guarantee of the Trust Preferred Securities.

6.	Copy of the global certificate for the Junior Subordinated Notes executed by the Corporation.

7.	Executed copy of the Purchase Agreement, dated as of June 20, 2007, between the Trust and the Company with respect to the Junior Subordinated Notes (the “Junior Subordinated Notes Purchase Agreement”).

8.	Certain resolutions of the Board of Directors of the Corporation (the “Board of Directors”) adopted at a meeting held on February 22, 2007 (the “Board Resolutions”), and certain resolutions of the Pricing Committee designated by the Board Resolutions, adopted at a meeting held on June 5, 2007, each as certified by the Secretary of the Corporation on the date hereof as being complete, accurate, and in effect, relating to, among other things, the authorization of the Registration Statement, the Junior Subordinated Notes and the Guarantee Agreement and other related matters (collectively, the “Resolutions”).

9.	Determination Certificate of the Executive Vice President and Chief Financial Officer of the Company, dated June 13, 2007, with respect to the terms of the Trust Preferred Securities, the Common Securities and the Junior Subordinated Notes and related matters (collectively with the Resolutions, the “Board Action”).
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements are made, in the context of the foregoing.

The Board of Directors
Webster Financial Corporation
June 20, 2007

     To the extent that the obligations of the Corporation with respect to the Junior Subordinated Notes and the Guarantee may be dependent upon such matters, we assume for purposes of this opinion letter that at all relevant times (i) the Indenture Trustee and the Guarantee Trustee are duly organized, validly existing, and in good standing in all necessary jurisdictions; (ii) the Indenture Trustee and the Guarantee Trustee are duly qualified to engage in the activities contemplated by the Indenture (in the case of the Indenture Trustee) and the Guarantee Agreement (in the case of the Guarantee Trustee); (iii) the Indenture and the Guarantee Agreement have been duly authorized, executed and delivered by the Indenture Trustee and Guarantee Trustee, respectively, and constitute the valid and binding obligations of the Indenture Trustee and the Guarantee Trustee, respectively, enforceable against the Indenture Trustee and the Guarantee Trustee, respectively, in accordance with their respective terms; (iv) the Indenture Trustee and the Guarantee Trustee are in compliance, with respect to performance of their respective obligations under the Indenture and the Guarantee Agreement, with all applicable laws and regulations; and (v) the Indenture Trustee and Guarantee Trustee have all requisite power and authority under all applicable laws, regulations and governing documents to execute and deliver the Indenture and the Guarantee Agreement, respectively, and to perform their respective obligations under the Indenture and the Guarantee Agreement.
     This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of Delaware and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:
     (i) following receipt by the Company of the consideration specified in the Board Action and authentication, issuance and delivery of the Junior Subordinated Notes as provided by the Indenture, the Junior Subordinated Notes will constitute valid and binding obligations of the Corporation; and
     (ii) following due execution, authentication and delivery of the Trust Preferred Securities as provided in the Trust Agreement against payment of the consideration therefor specified in the Junior Subordinated Notes Purchase Agreement and otherwise in accordance with the Trust

The Board of Directors
Webster Financial Corporation
June 20, 2007

Agreement, the Guarantee Agreement and such Junior Subordinated Notes Purchase Agreement, the Guarantee will constitute a valid and binding obligation of the Corporation.
     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report on Form 8-K filed by the Company on the date hereof and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson LLP
HOGAN & HARTSON LLP